January 14, 2015

Contacto:	Iris M. González, APR, Lic. R-67 787-729-8130, iris.gonzalez@firstbankpr.com

First BanCorp announces the appointment of new COO
Donald Kafka joins the institution as Executive Vice President and
Chief Operating Officer

San Juan, Puerto Rico – Aurelio Alemán, President and CEO of First BanCorp, announced the appointment of Donald L. Kafka as Executive Vice-President and Chief Operating Officer.

The main responsibility of the Chief Operating Officer will be to lead the organizational alignment and the execution of its strategic plan to ensure a consistent and cohesive vision between all support areas and technology, capital and marketing investments, business strategies and the short and long term goals of the Corporation. This position will be directly supervising the areas of Banking Operations, Marketing and Public Relations, Human Resources, Real Estate and Technology and Enterprise Architecture.

With this newly created position, First BanCorp expects to maximize its growth opportunities within the markets it serves, aligning its human capital, operations, technology, marketing and public relations investments, in support to its business strategies.

“Donald was born and raised in Puerto Rico and he has a deep understanding and appreciation of our community’s history and the needs of the people who live here.  He also has broad industry knowledge and experience, having spent over 30 years in the banking industry, and, in his previous roles, has successfully executed strategies to drive organic growth while improving margins and capital efficiency,” said Aurelio Alemán, President and Chief Executive Officer of First BanCorp. “His broad-based background ideally suit him to ensure our operations continue to support our planned growth in our three markets,” he added.

Kafka has vast experience in the local and international banking industry including various top leading positions in different markets in institutions such as Citibank and First Southern BanCorp. Through his professional career of more than 30 years, he has been in charge of a variety of groups in business units, financial and support areas. Before joining FirstBank, he was the General Manager of International Operations for Banesco International Corporation in Florida.

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About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 143 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.firstbankpr.com.